Exhibit 3.24

THE COMMONWEALTH OF MASSACHUSETTS

DEPARTMENT OF CORPORATIONS AND TAXATION

ARTICLES OF ORGANIZATION

We,	Martin Cerel	Joseph R. Perini
	Abraham T. Handverger	Michael Lilly
	Louis R. Perini	David Lilly

John C. Pappas

being a majority of the directors of

Cerel-Perini Associates Inc.

elected at its first meeting, in compliance with the requirements of General Laws, Chapter 156, Section 10, hereby certify that the following is a true copy of the agreement of association to form said corporation, with the names of the subscribers thereto:

We, whose names are hereto subscribed, do, by this agreement, associate ourselves with the intention of forming a corporation under the provisions of General Laws, Chapter 156.

The name by which the corporation shall be known is

Cerel-Perini Associates Inc.

The location of the principal office of the corporation in Massachusetts is to be the Town of Natick, Massachusetts.

The business address of the corporation is to be

18 East Central Street, Natick, Massachusetts

If such business address is not yet determined, give the name and business address of the treasurer or other officer to receive mail.

The purposes for which the corporation is formed and the nature of the business to be transacted by it are as follows:

To engage in the general business of promoting, developing, designing and engineering, and constructing Commercial and Industrial sites and buildings.

To acquire, own, manage, lease and dispose of any real or personal property essential or convenient for such business with all the rights incidental thereto.

To issue bonds, debentures, notes or other evidences of indebtedness and to secure any of the same by mortgage or pledge of all or any part of the property of this corporation.

To carry on in connection with these purposes any other business of the corporation and in general to exercise all the powers conferred upon business corporations by Chapter 156 of the General Laws of the Commonwealth of Massachusetts.

To do and perform any of these acts either severally or jointly with any other person, firm or corporation when authorized so to do by the Board of Directors.

The total capital stock to be authorized is as follows:

	WITHOUT PAR VALUE	WITH PAR VALUE
CLASS OF STOCK	NUMBER OF SHARES	NUMBER OF SHARES	PAR VALUE	AMOUNT
Preferred

Common		1,000,000	$1.00	$1,000,000.

Restrictions, if any, imposed upon the transfer of shares:

The shares of stock herein issued cannot be sold or transferred without first offering said shares of stock to the corporation through its Board of Directors.  The shareholder shall in writing notify said directors of his intention or desire to sell, and shall state the price at which said stock is offered.  The Directors shall thereafter have thirty days in which to either accept the offer of sale, or else request that a board of three arbitrators be appointed to determine the value of said stock.  Said arbitrators shall be appointed as follows:  The Directors shall appoint one, the Shareholder another and the third shall be appointed by the two arbitrators so appointed.  The arbitrators shall then determine the value of the stock and report their determination to the corporation and thereafter the Directors shall have ten days in which to exercise the right to purchase, after which time, the stockholder may sell or transfer the same.  No shares of stock shall be sold or transferred until the foregoing provisions have been fully complied with.  The Board of Directors, however, may at a meeting duly held, waive the foregoing requirements.

A description of the different classes of stock, if there are to be two or more classes, and a statement of the terms on which they are to be created and of the method of voting thereon:

Other lawful provisions, if any, for the conduct and regulation of the business of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholder:

[If seven days’ notice be given, complete the following paragraph.]

The first meeting shall be called by                                    of                                   .

[If notice is waived, fill in the following paragraph.]

We hereby waive all requirements of the General Laws of Massachusetts for notice of the first meeting of the incorporators for the purpose of organization and appoint the 12th day of

September, 1956, at 3 o’clock P. M. at Natick, Massachusetts as the time and place for holding such first meeting.

The names and residences of the incorporators and the amount of stock subscribed for by each are as follows:

		AMOUNT OF STOCK SUBSCRIBE FOR
NAME	DOMICILE	PREFERRED	COMMON
Martin Cerel	211 Eliot Street, Natick, Massachusetts		87,500
Michael Lilly	36 Beresford Road, Brookline, Mass.		37,500
Louis R. Perini	32 Maugus Avenue, Wellesley, Mass.		87,500
John C. Pappas	55 Brush Hill Lane, Milton, Mass.		37,500

IN WITNESS WHEREOF we hereto sign our names this 12th day of Sept., 1956.

Martin Cerel

/s/Martin Cerel

Michael Lilly

/s/Michael Lilly

Louis R. Perini

/s/Louis R. Perini

John C. Pappas

/s/John C. Pappas